Exhibit 23.4

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment to Form S-2 on Form S-1 and the related prospectus of our report dated September 16, 2005 relating to the combined balance sheets of the specified properties under contract for sale as described in Note 1 therein owned by Independent Property Operators of America, LLC as of December 31, 2004 and 2003, and the related combined statements of operations, comprehensive income (loss), equity in properties, and cash flows for the years then ended. We also consent to the references to us under the heading “Experts” in such Registration Statement and prospectus.

/s/ Wells, Coleman & Company, L.L.P.

Wells, Coleman & Company, L.L.P.

December 20, 2005